For Immediate Release	Contact:
May 5, 2010	Kathleen Till Stange, Investor Relations Vice President
(515) 226-6780, Kathleen.TillStange@FBLFinancial.com

FBL Financial Group Reports First Quarter 2010 Results

West Des Moines, Iowa, May 5, 2010 -

Financial Highlights
(Dollars in thousands, except per share data)
	Three months ended March 31,
	2010	2009
Net income (loss) attributable to FBL	$18,021	$(1,490)
Operating income	20,298	7,868
Earnings (loss) per common share (assuming dilution):
Net income (loss)	0.59	(0.05)
Operating income	0.66	0.26

FBL Financial Group, Inc. (NYSE: FFG) today reported net income attributable to FBL for the first quarter of 2010 of $18.0 million, or $0.59 per diluted common share, compared to a net loss attributable to FBL of $1.5 million, or $0.05 per diluted common share, for the first quarter of 2009.

Operating Income(1). Operating income totaled $20.3 million for the first quarter of 2010, compared to $7.9 million for the first quarter of 2009. Operating income per common share totaled $0.66 in the first quarter of 2010, compared to $0.26 in the first quarter of 2009. Operating income differs from the GAAP measure, net income (loss) attributable to FBL Financial Group, in that it excludes the impact of realized gains and losses on investments and the change in net unrealized gains and losses on derivatives. For further information on this non-GAAP financial measure, please refer to Note (1) and the reconciliation provided within this release.

"FBL Financial Group's strong earnings performance continued in the first quarter of 2010 with net income of $0.59 per share and operating income of $0.66 per share," said James E. Hohmann, chief executive officer of FBL Financial Group, Inc. "These robust results reflect further strengthening of our investment portfolio and capital position as well as solid earnings from Farm Bureau Life Insurance Company and execution of our EquiTrust Life strategy. We continue to focus on our priorities of balance sheet optimization, business growth, profit growth and the reinvention of EquiTrust."

Capital and Liquidity.

The company action level risk based capital ratios of FBL Financial Group's life insurance subsidiaries increased during the first quarter. The March 31, 2010 company action level risk based capital ratio was approximately 442 percent for Farm Bureau Life Insurance Company, an increase from 441 percent at December 31, 2009, and approximately 396 percent for EquiTrust Life Insurance Company, an increase from 376 percent at December 31, 2009.

FBL Financial Group does not have any principal payments of debt due until fourth quarter 2011, when $100 million of senior notes is due to affiliates.

FBL Financial Group maintains liquidity in the form of cash, short-term investments and U.S. Government and U.S. Government agency backed securities that could be readily converted to cash. These totaled $1.4 billion as of March 31, 2010.

Product Revenues. Premiums and product charges for the first quarter of 2010 totaled $69.2 million compared to $79.1 million in the first quarter of 2009. Traditional life insurance premiums increased three percent, while interest sensitive and index product charges decreased 27 percent, primarily due to a reduction in surrender charges on annuity products resulting from lower surrenders.

Premiums collected(2) in the first quarter of 2010 totaled $208.9 million compared to $500.0 million in the first quarter of 2009. The Farm Bureau Life distribution channel had first quarter 2010 premiums collected of $155.9 million compared to first quarter 2009 premiums collected of $169.5 million. This reflects an 18 percent decrease in traditional annuity sales, a four percent increase in traditional and universal life insurance sales and an eight percent increase in variable sales. The EquiTrust Life independent channel had $47.3 million of premiums collected in the first quarter of 2010, a decrease from $324.7 million in the first quarter of 2009, reflecting a variety of changes made in 2009 in order to preserve capital and increase profitability.

Investment Income. Net investment income in the first quarter of 2010 totaled $178.1 million compared to $184.1 million in the first quarter of 2009. The decrease is primarily due to a decline in average invested assets and the impact of a reduction in short-term interest rates. The annualized yield earned on average invested assets, with securities at cost, was 6.02 percent for the quarter ended March 31, 2010, compared to 6.09 percent for the quarter ended March 31, 2009. At March 31, 2010, 94 percent of the fixed maturity securities in FBL Financial Group's investment portfolio were investment grade debt securities.

Derivative Income. FBL Financial Group's reported derivative income of $22.3 million in the first quarter of 2010 compared to a derivative loss of $24.6 million in the first quarter of 2009. Derivative income (loss) includes the impact of the change in value of the underlying market indices on which call options supporting FBL Financial Group's index annuity business are based. At the policy anniversary, gains from call options, if any, are passed on to the policyholder in the form of index credits. In accordance with the accounting rules for derivatives, gains and losses on these call options are generally offset by index credits and a corresponding change in the value of index product embedded derivatives.

Realized Losses on Investments. In the first quarter of 2010, FBL Financial Group recognized net realized losses on investments of $3.3 million compared to net realized losses on investments of $19.7 million in the first quarter of 2009. The net realized loss on investments of $3.3 million is attributable to gains on sales of $5.1 million, losses on sales of $0.4 million and impairments due to credit losses of $8.0 million.

Benefits and Expenses. Benefits and expenses totaled $244.5 million in the first quarter of 2010, an increase from $226.3 million in the first quarter of 2009, primarily reflecting the change in the value of index product embedded derivatives. Underwriting, acquisition and insurance expenses reflect a decrease in the amortization of deferred policy acquisition costs, primarily in FBL's EquiTrust independent distribution channel, and a decrease in expense levels from previously implemented cost saving measures.

Book Value Increase. As of March 31, 2010, the book value per share of FBL Financial Group common stock totaled $31.51, an increase of 11 percent from $28.49 at December 31, 2009. This reflects positive earnings results as well as continued improvement in the net unrealized loss position of FBL Financial Group's investment portfolio. Book value per share, excluding accumulated other comprehensive loss(3), increased to $32.66 at March 31, 2010, from $32.38 at December 31, 2009.

Further Financial Information. Further information on FBL Financial Group's financial results, including results by segment, may be found in FBL Financial Group's financial supplement, available on its website, www.fblfinancial.com.

Conference Call. FBL Financial Group will hold a conference call with investors tomorrow, May 6, 2010, at 11:00 a.m. Eastern Time. The call will be webcast over the Internet, and a replay will be available on FBL Financial Group's website, www.fblfinancial.com.

Certain statements in this release concerning FBL Financial Group's prospects for the future are forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act. These statements generally can be identified by their context, including terms such as “believes,” “anticipates,” “expects,” or similar words. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statement. These risks and uncertainties are detailed in FBL Financial Group's reports filed with the Securities and Exchange Commission and include, but are not limited to, difficult conditions in financial markets and the economy, lack of liquidity and access to capital, investment valuations, interest rate changes, competitive factors, the ability to attract and retain sales agents and a decrease in ratings. These forward-looking statements are based on assumptions which FBL Financial Group believes to be reasonable; however, no assurance can be given that the assumptions will prove to be correct.

FBL Financial Group is a holding company whose primary operating subsidiaries are Farm Bureau Life Insurance Company and EquiTrust Life Insurance Company. FBL Financial Group underwrites, markets and distributes life insurance, annuities and mutual funds to individuals and small businesses. In addition, FBL Financial Group manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. For more information, please visit www.fblfinancial.com.

- FINANCIAL INFORMATION AND NOTES FOLLOW -

FBL Financial Group, Inc.
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share data)

	Three months ended March 31,
	2010	2009
Revenues:
Interest sensitive and index product charges	$30,003	$41,140
Traditional life insurance premiums	39,245	37,954
Net investment income	178,089	184,069
Derivative income (loss)	22,336	(24,601)
Net realized capital gains on sales of investments	4,729	1,951

Total other-than-temporary impairment losses	(27,154)	(31,127)
Non-credit portion in other comprehensive loss	19,132	9,506
Net impairment loss recognized in earnings	(8,022)	(21,621)

Other income	3,019	4,586
Total revenues	269,399	223,478

Benefits and expenses:
Interest sensitive and index product benefits	122,184	114,436
Change in value of index product embedded derivatives	26,056	(8,669)
Traditional life insurance benefits	27,568	22,104
Increase in traditional life future policy benefits	9,741	9,718
Distributions to participating policyholders	4,673	4,921
Underwriting, acquisition and insurance expenses	43,938	71,963
Interest expense	6,118	6,932
Other expenses	4,254	4,930
Total benefits and expenses	244,532	226,335
	24,867	(2,857)
Income taxes	(7,955)	1,256
Equity income, net of related income taxes	1,095	73
Net income (loss)	18,007	(1,528)
Net loss attributable to noncontrolling interest	14	38
Net income (loss) attributable to FBL Financial Group, Inc.	$18,021	$(1,490)

Earnings (loss) per common share - assuming dilution	$0.59	$(0.05)

Weighted average common shares	30,279,077	29,957,803
Effect of dilutive securities	252,509	—
Weighted average common shares - diluted	30,531,586	29,957,803

(1) Reconciliation of Net Income (Loss) Attributable to FBL to Operating Income - Unaudited

In addition to net income (loss) attributable to FBL, FBL Financial Group has consistently utilized operating income, a non-GAAP financial measure commonly used in the life insurance industry, as a primary economic measure to evaluate its financial performance. Operating income equals net income (loss) attributable to FBL adjusted to eliminate the impact of realized gains and losses on investments and the change in net unrealized gains and losses on derivatives. FBL uses operating income, in addition to net income (loss) attributable to FBL, to measure its performance since realized gains and losses on investments and the change in net unrealized gains and losses on derivatives can fluctuate greatly from quarter to quarter. These fluctuations make it difficult to analyze core operating trends. In addition, for derivatives not designated as hedges, there is a mismatch between the valuation of the asset and liability when deriving net income (loss) attributable to FBL. This non-GAAP measure is used for goal setting, determining company-wide short-term incentive compensation and evaluating performance on a basis comparable to that used by many in the investment community. FBL believes the combined presentation and evaluation of operating income, together with net income (loss) attributable to FBL, provides information that may enhance an investor's understanding of FBL's underlying results and profitability. A reconciliation is provided in the following table:
	Three months ended March 31,
	2010	2009
	(Dollars in thousands, except per share data)
Net income (loss) attributable to FBL	$18,021	$(1,490)
Adjustments:
Net realized gains/losses on investments (a)	1,319	11,040
Change in net unrealized gains/losses on derivatives (a)	958	(1,682)
Operating income	$20,298	$7,868

Operating income per common share - assuming dilution	$0.66	$0.26

Weighted average common shares - diluted, operating income basis	30,531,586	30,083,821

(a) Net of adjustments, as applicable, to amortization of unearned revenue reserves, deferred policy acquisition costs, deferred sales inducements, value of insurance in force acquired and income taxes attributable to these items.

(2) Premiums Collected - Net statutory premiums collected, a measure of sales production, is a non-GAAP measure and includes premiums collected from annuities and universal life-type products. For GAAP reporting, these premiums received are not reported as revenues.

(3) Reconciliation of Book Value Per Share Excluding Accumulated Other Comprehensive Loss - Unaudited

	March 31,	December 31,
	2010	2009
Book value per share	$31.51	$28.49
Less: Per share impact of accumulated other comprehensive loss	(1.15)	(3.89)
Book value per share, excluding accumulated other comprehensive loss	$32.66	$32.38

Book value per share excluding accumulated other comprehensive loss is a non-GAAP financial measure. Accumulated other comprehensive loss totaled $35.5 million at March 31, 2010 and $118.7 million at December 31, 2009. Since accumulated other comprehensive loss fluctuates from quarter to quarter due to unrealized changes in the fair value of investments caused principally by changes in market interest rates, FBL believes this non-GAAP financial measure provides useful supplemental information.

FBL Financial Group, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	March 31,	December 31,
	2010	2009
Assets
Investments	$12,126,131	$11,653,037
Cash and cash equivalents	44,686	11,690
Deferred policy acquisition costs	1,006,617	1,101,233
Deferred sales inducements	324,520	359,771
Other assets	449,207	431,537
Assets held in separate accounts	726,825	702,073
Total assets	$14,677,986	$14,259,341

Liabilities and stockholders' equity
Liabilities
Policy liabilities and accruals	$11,745,976	$11,518,024
Other policyholders' funds	686,247	681,317
Debt	371,105	371,084
Other liabilities	175,318	115,566
Liabilities related to separate accounts	726,825	702,073
Total liabilities	13,705,471	13,388,064

Stockholders' equity
FBL Financial Group, Inc. stockholders' equity:
Preferred stock	3,000	3,000
Class A common stock	111,790	109,877
Class B common stock	7,522	7,522
Accumulated other comprehensive loss	(35,512)	(118,730)
Retained earnings	885,586	869,487
Total FBL Financial Group, Inc. stockholders' equity	972,386	871,156
Noncontrolling interest	129	121
Total stockholders' equity	972,515	871,277
Total liabilities and stockholders' equity	$14,677,986	$14,259,341

Common Shares Outstanding	30,768,203	30,475,979